Exhibit 99.1

Empire Interactive and Warner Bros. Interactive Entertainment
Sign Distribution Agreement for North and South America
for Flat Out Ultimate Carnage

The Exclusive Agreement Calls for Strong Sales and Marketing Commitment
for Latest Game of Award Winning Franchise

LONDON – May 22, 2007: Empire Interactive, a wholly owned subsidiary of Silverstar Holdings (NASDAQ: SSTR), and Warner Bros. Interactive Entertainment (WBIE) have signed an agreement whereby WBIE will sell and market the latest version for the Xbox 360™ video game and entertainment system from Microsoft of the award winning Flat Out franchise - Flat Out Ultimate Carnage under the Empire label throughout North and South America.

John Quinn, EVP WW Supply Chain Management at Warner Home Video, said, “Warner Bros. Interactive Entertainment is very excited to be part of the release of Empire Interactive’s Flat Out Ultimate Carnage. Flat Out is a strong franchise with a successful track record in North and South America and an important part of WBIE’s entry into sales and distribution in the exciting games category. Empire’s great products and WBIE’s strength in distribution are a winning combination. We are looking forward to growing our relationship with Empire Interactive into a great partnership with both parties contributing to each other’s success.”

The CEO of Empire Interactive, Ian Higgins, commented on the agreement: “We are very excited to enter into a partnership with an industry giant like Warner Bros. It is testament to the quality of the Flat Out franchise and in particular our latest version for the Xbox 360™ video game and entertainment system from Microsoft – Flat Out Total Carnage. Warner Bros.’ commitment to the product in terms of sales and marketing support, coupled with their enormous retail reach ensures that Flat Out Ultimate Carnage will be exposed to the broadest possible audience. With Warner leading the sales and distribution charge in North America we believe that Flat Out Ultimate Carnage will achieve maximum exposure to and acceptance by gamers of all ages.”

About Flat Out Ultimate Carnage:

Flat Out launched in July 2005 and Flat Out 2 launched in August 2006. To date, they have sold approaching one million units in North America alone. The latest version of the multi-award winning Flat Out, Flat Out Ultimate Carnage now features 12 cars on track in each race, up from the eight vehicles in Flat Out 2, making the driving much more exciting and competitive as well as far more destructive. In addition, there are also five new single player game modes and two new online modes.

About Warner Bros. Interactive Entertainment:

Warner Bros. Interactive Entertainment, a division of Warner Bros. Home Entertainment Group, is a premier publisher, licensor and developer of entertainment content for the interactive space across all current and future platforms, including console, handheld and PC-based gaming. Leveraging the distribution, marketing and sales infrastructure within Warner Home Video, WBIE is a significant worldwide publisher for both internal and third-party game titles.

About Empire Interactive:

Empire Interactive is a leading publisher of interactive entertainment software that has been established for 19 years. Headquartered in the UK, Empire Interactive also has offices in the US, Germany, France and Spain. The company develops and publishes a varied range of titles for all current platforms in the US, Europe and Asia. Games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and Flat Out have all enjoyed success across the world. Its budget label, Xplosiv, is one of the fastest growing in Europe. Further information about Empire Interactive and its products can be found at www.empireinteractive.com

About Silverstar Holdings:

Silverstar Holdings, Ltd. is a publicly traded company (NASDAQ: SSTR), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Empire Interactive, PLC and Strategy First, Inc.

About Bugbear Entertainment Ltd:

Bugbear Entertainment Ltd. is an award-winning Finnish game developer focusing on immersive and advanced driving games. The company’s international breakthrough was the critically acclaimed title Rally Trophy in 2001. Bugbear released Tough Trucks in 2003. The innovative and much-awaited Flat Out on PlayStation 2 ®, Xbox ® and PC CD was published in November 2004 with great success. An N-Gage exclusive story-driven arcade racer Glimmerati was published in July 2005 to outstanding reviews. The company is currently working on Flat Out Ultimate Carnage, the Xbox 360™ video unannounced console and PC projects. For more information please visit www.bugbeargames.com

About Xbox 360:

Microsoft revolutionized the gaming industry with the November 2001 launch of Xbox (http://www.xbox.com), its first-generation video game and entertainment system, now sold in 26 countries. Microsoft introduced its next-generation system, Xbox 360™, in the 2005 holiday season in Europe, Japan and North America, and launched the system in Australia, Colombia, Hong Kong, Korea, Mexico, New Zealand, Singapore and Taiwan in 2006. Xbox 360™ (http://www.xbox.com) is the most powerful video game and entertainment system, delivering the best games, the next generation of the premier Xbox Live online gaming service, and unique digital entertainment experiences that revolve around gamers.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings, Inc.
Clive Kabatznik, CEO
561-479-0040 or clive@silverstarholdings.com

OR

Warner Bros. Interactive Entertainment
Remi Sklar, Director of Public Relations
818-977-3023 or remi.sklar@warnerbros.com